Exhibit 99(g)(1)

INVESTMENT MANAGEMENT AGREEMENT

AGREEMENT, made by and between DELAWARE ENHANCED GLOBAL DIVIDEND AND INCOME FUND, a Delaware statutory trust (the “Company”), and DELAWARE MANAGEMENT COMPANY, a series of Delaware Management Business Trust (the “Investment Manager”).

W I T N E S S E T H:

WHEREAS, the Company has been organized and operates as an investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”) ;

WHEREAS, the Company engages in the business of investing and reinvesting its assets in securities; and

WHEREAS, the Investment Manager is registered under the Investment Advisers Act of 1940 as an investment adviser and engages in the business of providing investment management services; and

WHEREAS, the Company and the Investment Manager desire to enter into this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and each of the parties hereto intending to be legally bound, it is agreed as follows:

1.                                       The Company hereby employs the Investment Manager to manage the investment and reinvestment of the Company’s assets and to administer the Company’s affairs, subject to the direction of the Company’s Board of Directors and officers for the period and on the terms hereinafter set forth.  The Investment Manager hereby accepts such employment and agrees during such period to render the services and assume the obligations herein set forth for the compensation herein provided.  The Investment Manager shall for all purposes herein be deemed to be an independent contractor, and shall, unless otherwise expressly provided and authorized, have no authority to act for or represent the Company in any way, or in any way be deemed an agent of the Company.  The Investment Manager shall regularly make decisions as to what securities and other instruments to purchase and sell on behalf of the Company and shall effect the purchase and sale of such investments in furtherance of the Company’s objectives and policies and shall furnish the Board of Directors of the Company with such information and reports regarding the Company’s investments as the Investment Manager deems appropriate or as the Directors of the Company may reasonably request.

2.                                       The Company shall conduct its own business and affairs and shall bear the expenses and salaries necessary and incidental thereto, including, but not in limitation of the foregoing, the costs incurred in: the maintenance of its corporate existence; the maintenance of its own books, records and procedures; dealing with its own shareholders; the payment of dividends; transfer of shares, including issuance, redemption and repurchase of shares; preparation of share certificates; reports and notices to shareholders; calling and holding of shareholders’ and Directors’ meetings; miscellaneous office expenses; brokerage commissions; custodian fees; legal and accounting fees; taxes; and federal and state registration fees.  Directors, trustees, officers and employees of the Investment Manager may be directors, trustees, officers and employees of any of the investment companies within the Delaware Investments family (including the Company).  Directors, trustees, officers and employees of the Investment Manager who are directors, trustees, officers and/or employees of these investment companies shall not receive any compensation from such companies for acting in such dual capacity.

In the conduct of the respective businesses of the parties hereto and in the performance of this Agreement, the Company and Investment Manager may share facilities common to each, which may include legal and accounting personnel, with appropriate proration of expenses between them.

3.                                       (a)                                  Subject to the primary objective of obtaining the best execution, the Investment Manager will place orders for the purchase and sale of portfolio securities and other instruments with such broker/dealers selected who provide statistical, factual and financial information and services to the Company, to the Investment Manager, to any sub-adviser (as defined in Paragraph 5 hereof, a “Sub-Adviser”) or to any other fund for which the Investment Manager or any Sub-Adviser provides investment advisory services and/or with broker/dealers who sell shares of the Company or who sell shares of any other investment company (or series thereof) for which the Investment Manager or any Sub-Adviser provides investment advisory services.  Broker/dealers who sell shares of any investment companies or series thereof for which the Investment Manager or Sub-Adviser provide investment advisory services shall only receive orders for the purchase or sale of portfolio securities to the extent that the placing of such orders is in compliance with the Rules of the Securities and Exchange Commission and NASD Regulation, Inc.

(b)                                 Notwithstanding the provisions of subparagraph (a) above and subject to such policies and procedures as may be adopted by the Board of Directors and officers of the Company, the Investment Manager may cause the Company to pay a member of an exchange, broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of an exchange, broker or dealer would have charged for effecting that transaction, in such instances where the Investment Manager has determined in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such member, broker or dealer, viewed in terms of either that particular transaction or the Investment Manager’s overall responsibilities with respect to the Company and to other investment companies (or series thereof) and other advisory accounts for which the Investment Manager or any Sub-Adviser exercises investment discretion.

4.                                       As compensation for the services to be rendered to the Company by the Investment Manager under the provisions of this Agreement, the Company shall pay monthly to the Investment Manager exclusively from the Company’s assets, a fee based on the average daily net assets of the Company during the month.  Such fee shall be calculated in accordance with the fee schedule applicable to the Company as set forth in Exhibit A hereto, which Exhibit may be amended from time to time as provided in Paragraphs 10(b) and (c) of this Agreement.

If this Agreement is terminated prior to the end of any calendar month, the management fee for the Company shall be prorated for the portion of any month in which this Agreement is in effect according to the proportion which the number of calendar days during which the Agreement is in effect bears to the number of calendar days in the month, and shall be payable within 10 calendar days after the date of termination.

5.                                       The Investment Manager may, at its expense, select and contract with one or more investment advisers registered under the Investment Advisers Act of 1940 (“Sub-Advisers”) to perform some or all of the services for the Company for which it is responsible under this Agreement.  The Investment Manager will compensate any Sub-Adviser for its services to the Company.  The Investment Manager may terminate the services of any Sub-Adviser at any time in its sole discretion, and shall at such time assume the responsibilities of such Sub-Adviser unless and until a successor Sub-Adviser is selected and the requisite approval of the Company’s shareholders is obtained.  The Investment Manager will continue to have responsibility for all advisory services furnished by any Sub-Adviser.

6.                                       The services to be rendered by the Investment Manager to the Company under the provisions of this Agreement are not to be deemed to be exclusive, and the Investment Manager shall be free to render similar or different services to others so long as its ability to render the services provided for in this Agreement shall not be impaired thereby.

7.                                       The Investment Manager, its directors, officers, employees, agents and shareholders may engage in other businesses, may render investment advisory services to other investment companies, or to any other corporation, association, firm or individual, and may render underwriting services to the Company or to any other investment company, corporation, association, firm or individual.

8.                                       It is understood and agreed that so long as the Investment Manager and/or its advisory affiliates shall continue to serve as the investment adviser to the Company, other investment companies as may be sponsored or advised by the Investment Manager or its affiliates shall have the right permanently to adopt and to use the words “Delaware,” “Delaware Investments” or “Delaware Group” in their names and in the names of any series or class of shares of such funds.

9.                                       In the absence of willful misfeasance, bad faith, gross negligence, or a reckless disregard of the performance of its duties as the Investment Manager to the Company, the Investment Manager shall not be subject to liability to the Company or to any shareholder of the Company for any action or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security, or otherwise.

10.                                 (a)                                  This Agreement shall be executed and become effective as of the date written below, and shall become effective as of the effective date set forth in Exhibit A, only if approved by the vote of a majority of the outstanding voting securities of the Company.  It shall continue in effect for an initial period of two years and may be renewed thereafter only so long as such renewal and continuance is specifically approved at least annually by the Board of Directors or by the vote of a majority of the outstanding voting securities of the Company and only if the terms and the renewal hereof have been approved by the vote of a majority of the Directors of the Company who are not parties hereto or interested persons of any such party (“Independent Directors”), cast in person at a meeting called for the purpose of voting on such approval.

(b)                                 Except as provided in Paragraph 10(c) below, no amendment to this Agreement (or to Exhibit A hereto) shall be effective unless approved by:  (i) a majority of the Directors of the Company, including a majority of Independent Directors; and (ii) a majority of the outstanding voting securities of the Company.

(c)                                  The Agreement (and Exhibit A hereto) may be amended without the approval of a majority of the outstanding voting securities of the Company if the amendment relates solely to a management fee reduction or other change that is permitted or not prohibited under federal law, rule, regulation or SEC staff interpretation thereof to be made without shareholder approval. This Agreement may be amended from time to time to reflect changes in management fees by an amendment to Exhibit A hereto executed by the Company and the Investment Manager.

(d)                                 This Agreement may be terminated by the Company at any time, without the payment of a penalty, on sixty days’ written notice to the Investment Manager of the Company’s intention to do so, pursuant to action by the Board of Directors of the Company or pursuant to the vote of a majority of the outstanding voting securities of the Company.  The Investment Manager may terminate this Agreement at any time, without the payment of a penalty, on sixty days’ written notice to the Company of its intention to do so. Upon termination of this Agreement, the obligations of all the parties hereunder shall cease and terminate as of the date of such termination, except for any obligation to respond for a breach of this Agreement committed prior to such termination, and except for the obligation of the Company to pay to the Investment Manager the fee provided in Paragraph 4 hereof, prorated to the date of termination. This Agreement shall automatically terminate in the event of its assignment.

11.                                 This Agreement shall extend to and bind the heirs, executors, administrators and successors of the parties hereto.

12.                                 For the purposes of this Agreement, the terms “vote of a majority of the outstanding voting securities”; “interested persons”; and “assignment” shall have the meaning defined in the 1940 Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their duly authorized officers and duly attested as of the      day of           , 2007.

DELAWARE MANAGEMENT COMPANY,	DELAWARE ENHANCED GLOBAL
a series of Delaware Management Business Trust	DIVIDEND AND INCOME FUND

By:	By:
Name:	Name:
Title:	Title:

Attest:	Attest:

Name:	Name:
Title:	Title:

EXHIBIT A

THIS EXHIBIT to the Investment Management Agreement between DELAWARE ENHANCED GLOBAL DIVIDEND AND INCOME FUND and DELAWARE MANAGEMENT COMPANY, a series of Delaware Management Business Trust (the “Investment Manager”) entered into as of the         day of           , 2007 (the “Agreement”) provides the management fee rate schedule for the Company and the date on which the Agreement became effective for the Company.

Management Fee Schedule
(as a percentage of
average daily net assets)
Effective Date	Annual Rate*

, 2007	1.00%

*For the purposes of calculating the fee, the Company’s average daily net assets shall be calculated without regard to the liquidation value of any outstanding shares of preferred stock of the Company and without regard to liabilities arising from other senior securities, borrowings or other forms of leveraging.